Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125679 on Form S-8, Registration Statement No. 333-167253 on Form S-8, Registration Statement No. 333-209664 on Form S-8, and Registration Statement No. 333-265404 on Form S-8, of our reports dated March 1, 2023, relating to the financial statements of Air Transport Services Group, Inc. and the effectiveness of Air Transport Services Group, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 1, 2023